Weyerhaeuser Company and Subsidiaries

EXHIBIT 12(d) - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

         WEYERHAEUSER COMPANY WITH ITS WEYERHAEUSER REAL ESTATE COMPANY
                         AND OTHER RELATED SUBSIDIARIES
       ACCOUNTED FOR ON THE EQUITY METHOD, BUT EXCLUDING THE UNDISTRIBUTED
                        EARNINGS OF THOSE SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                    PREFERRED AND PREFERENCE SHARE DIVIDENDS
                          (Dollar amounts in thousands)




                                                         THIRTEEN
                                                        WEEKS ENDED
                                                         MARCH 30,
                                                           2003          2002         2001         2000         1999        1998
                                                       ------------   ----------   ----------   ----------   ----------   --------
Available earnings:
    Earnings before interest expense, amortization
      of debt expense, income taxes and cumulative
      effect of a change in an accounting principle    $ 138,512       1,141,706      854,436    1,658,343    1,232,822    719,026
    Add interest portion of rental expense                13,490          50,748       42,694       39,102       24,973     21,836
                                                       ------------   ----------   ----------   ----------   ----------   --------
                                                         152,002       1,192,454      897,130    1,697,445    1,257,795    740,862
                                                       ------------   ----------   ----------   ----------   ----------   --------

    Deduct undistributed earnings of equity
        affiliates                                        (1,508)         (4,517)     (29,781)     (24,021)     (20,456)   (29,893)
                                                       ------------   ----------   ----------   ----------   ----------   --------

    Deduct undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries:

        Deduct pretax earnings                           (95,390)       (335,911)    (264,648)    (259,449)    (189,885)  (124,422)
        Add back dividends paid to Weyerhaeuser
            Company                                           --         170,000       30,000           --      100,000    190,000
                                                       ------------   ----------   ----------   ----------   ----------   --------
        Undistributed earnings                           (95,390)       (165,911)    (234,648)    (259,449)     (89,885)    65,578
                                                       ------------   ----------   ----------   ----------   ----------   --------

    Available earnings before cumulative effect
      of a change in an accounting principle           $  55,104       1,022,026      632,701    1,413,975    1,147,454    776,547
                                                       ============   ==========   ==========   ==========   ==========   ========

Fixed charges and preferred and preference share dividends:

    Interest expense incurred                          $ 205,133         797,071      353,365      352,341      274,599    260,014
    Amortization of debt expense                           3,262          24,124        4,642        3,331        3,957      3,595
    Interest portion of rental expense                    13,490          50,748       42,694       39,102       24,973     21,836
    Preferred and preference share dividends                                  --           --           --           --         --
                                                       ------------   ----------   ----------   ----------   ----------   --------
    Total fixed charges and preferred and
      preference share dividends                       $ 221,885         871,943      400,701      394,774      303,529    285,445
                                                       ============   ==========   ==========   ==========   ==========   ========
Ratio of earnings to fixed charges and preferred
  and preference share dividends                            0.25x(2)        1.17 x       1.58 x       3.58 x       3.78 x     2.72 x

---------------

(2) Fixed charges exceeded earnings of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries by approximately $167 million for the thirteen weeks ended March 30, 2003.